Exhibit 10.1

June 1, 2021

Mark Chandler
Whistler Strategies LLC
[***]

SUBJECT: Letter of Engagement

Dear Mark:

We are very pleased to engage Whistler Strategies, LLC (“Firm”) to provide legal services (the “Legal Services”) to Cisco Systems, Inc. (“Cisco”). The Legal Services will be as agreed upon between Firm and Cisco’s Chief Executive Officer or his designee, and the purpose of this Letter of Engagement is to spell out the terms of our arrangement.

1.Billing and Retainer. Cisco will retain your legal services at a rate of $50,000 USD per month, starting June 1, 2021. Cisco’s general billing guidelines as described in Attachment 1 will apply to the engagement. Firm will submit invoices monthly and no later than thirty (30) days after the month in which the fees or expenses were incurred. Cisco reserves the right to not pay fees and expenses that are billed beyond these periods. Cisco normally will pay invoices within forty-five (45) days of receipt of an undisputed invoice. Cisco will not pay late fees or interest charges on invoices submitted by Firm. All billing will be processed through Cisco’s electronic billing program unless other arrangements are mutually agreed upon. The retainer rate may not be increased.

2.Separation of Service. Firm, Mark Chandler (“Chandler”), and Cisco agree that a separation of Service (as that term is defined in the Cisco Systems, Inc. 2005 Stock Incentive Plan, as Amended and Restated, (the “Cisco Stock Plan”)) has occurred between Chandler and Cisco. Specifically, Chandler agrees that he is not entitled to any continued Cisco employee benefits (other than benefits customarily made available to Cisco retirees, including, but not limited to, COBRA continuation group health insurance coverage and the Cisco Retirement Medical Assistance Program), including, but not limited to, continued vesting of equity under the Cisco Stock Plan or any grant agreement. Notwithstanding the foregoing, Chandler remains eligible to receive shares of Cisco stock upon the vesting of the Cisco performance-based restricted stock units granted to him in 2018 and 2019 (the “Grants”), subject to the terms and conditions of the Grant agreements and the Cisco Stock Plan, which Grants were eligible for retirement vesting as of the time of termination of Chandler’s Service on May 6, 2021 under the Cisco Stock Plan and Grant agreements. The parties agree that Firm’s (and Chandler’s) provision of the Legal Services under this Letter of Engagement shall not constitute Service for purposes of the Cisco Stock Plan.

3.Responsibilities of Lawyer and Client. Firm will provide legal services to Cisco taking primary direction from Cisco’s Chief Executive Officer or his designee. Cisco is not relying upon Firm for, and Firm is not providing, any business, investment, insurance or accounting decisions or any investigation of the character or credit of persons with whom Cisco may be dealing. Cisco will provide Firm with the factual information it has which relates to the subject matter of the engagement, and Cisco will make appropriate business or technical decisions. Cisco will share its expectations and concerns regarding Firm’s Legal Services promptly during the course of the applicable engagement. Cisco will be actively involved in the strategy and management of its legal affairs. Firm will provide significant documents to Cisco and keep it apprised of significant developments in connection with the legal services and will consult with Cisco as necessary to ensure the timely, effective and efficient completion of work.

4.Records. Firm, on behalf of itself and its employees and agents, agrees to maintain records required by or subject to this Letter of Engagement:
a.In a manner and location that conforms with reasonable commercial practice;
b.In compliance with any applicable local laws governing privacy of personal information;
c.In a manner that ensures the security of the information therein, including as applicable, security of electronic systems;
d.In a manner and location that ensures their physical safety;
e.In a manner that permits access to the information thereon by Cisco or other authorized parties within a reasonable period of time in human-readable form, or other form agreed to by the parties or required by applicable law;
f.In accordance with any other instructions Cisco may reasonably give from time to time.

5.No Advance Waiver of Conflicts of Interest. By executing this Letter of Engagement, Cisco does not consent to nor does it provide any advance conflict of interest waivers.

6.Termination. This Letter of Engagement terminates on December 31, 2021 unless the Firm and Cisco mutually agree to extend it. Cisco may elect to terminate this arrangement at any time, with or without reason. In the unlikely event that circumstances make it necessary to do so, Firm reserves the right to terminate a particular arrangement for non-payment of its fees or for any other reason authorized or required by applicable rules of professional responsibility. In the event of any such termination of such arrangement, Cisco will require Firm to return all Cisco files in its care, custody or control.

The parties understand that Firm is subject to rules of professional responsibility for the jurisdiction in which it practices, which lists types of conduct or circumstances that require or allow Firm to withdraw from representing a client. Firm may terminate its representation of Cisco for any reason consistent with the applicable rules of professional responsibility. Firm will try to identify in advance and discuss with Cisco any situation that may lead to its withdrawal, and if withdrawal ever becomes necessary, Firm will give Cisco written notice of its withdrawal.

7.Tax Obligations. The parties agree that all tax obligations on any payments made to Firm pursuant to this Letter of Engagement will be the sole obligation of Firm. Firm agrees to notify Cisco promptly of any claims made for costs, penalties or taxes related to those payments. Firm acknowledges that the Cisco make no representations as to the tax consequences or characterization of the nature of the payment made pursuant to this Letter of Engagement.

8.Errors and Omissions Insurance. Firm represents and warrants that it maintains errors and omissions insurance coverage applicable to the services to be performed for Cisco pursuant to this Letter of Engagement.

9.Conflict of Interest Policy. Cisco’s conflict of interest policy provides that Cisco employees must avoid the potential for divided loyalty. Toward this end, Cisco’s policies prohibit employees from accepting any gifts in excess of $100. We appreciate your sensitivity to this policy in dealing with Cisco personnel.

10.Compliance with Laws.

In connection with carrying out its obligations under this Letter of Engagement, Firm represents and warrants the following:

(a)Firm will comply with all applicable country, federal, state and local laws, ordinances, codes, regulations, rules, policies and procedures of any government or other competent authority where Firm will provide services on Cisco’s behalf, including, without limitations, all applicable anti-corruption laws (Applicable Laws).

(b)Firm has not, and will not pay, offer, promise or authorize the payment or transfer of anything of value, directly or indirectly, for any unlawful purposes, including any purposes violating Applicable Laws, to any of the following:

(i)Government officials (including any person holding an executive, legislative, judicial or administrative office, whether elected or appointed, or of any public international organization, such as the United Nations or World Bank, or any person acting in any official capacity for or on behalf of such government, public enterprise or state-owned business);

(ii)Political parties or party officials;

(iii)Candidates for political office; or

(iv)Any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly to any of the above-identified persons or organizations.

(c)Firm will require that its own agents, subcontractor(s), consultant(s) or representatives who support Cisco-related matters and who may interact with any government organizations and personnel on Cisco’s behalf, execute a written compliance statement that contains substantially similar terms as are set forth in this section entitled “Compliance with Laws” and take a short on-line anti-corruption training available (at no cost) at http://www.corpedia.com/clients/cisco/pre_reg.asp?lid=300446001;

(d)In no event shall Cisco be obligated to take any action or omit to take any action that Cisco believes, in good faith, would cause it to be in violation of any Applicable Laws;

(e)Firm has not offered to pay, nor has Firm paid, nor will Firm pay, any political contributions to any person or entity on Cisco’s behalf;

(f)Notwithstanding any other provision of this Letter of Engagement, Cisco may suspend or terminate this Letter of Engagement upon written notice to Firm if Firm breaches any of the representations or warranties set for in this “Compliance with Laws” section;

(g)Firm can report to Cisco any concerns it may have regarding any business practices by emailing ethics@cisco.com or by calling Cisco’s HELPLINE toll free number (in North America, that number is 877-571-1700; or the worldwide number (reverse calling charges to Cisco) 001-770-776-5611); or Firm may contact ethics@cisco.com for other available regional hotline numbers; and

(h)Firm’s representatives who support or may support Cisco have read Cisco’s published policy “Compliance with Global Anti-Corruption Laws” posted at the following public web site: http://www.cisco.com/legal/anti_corruption.html (available in several languages).

11.Dispute Resolution.

a.Escalation of Disputes. The parties agree to escalate any conflicts, disputes, or controversies (collectively “Disputes”) arising out of or relating to this Letter of Engagement to their respective business managers before filing any legal action. The business managers will meet and work in good faith to resolve the Dispute within a reasonable time period.

b.Mandatory Mediation. If parties are unable to resolve the dispute as described above, either party may file a mediation demand with JAMS of Northern California, with the mediation to take place in Santa Clara County, California. The parties will work in good faith to select a mediator who is knowledgeable and experienced in the subject matter of this Letter of Engagement. All negotiations connected with the Dispute, including negotiations with a mediator, shall be conducted in confidence and without prejudice to the rights of the parties in any future legal proceedings. Neither party may file a lawsuit until the completion of the mediation described in this section.

12.Choice of Law, Venue, Jurisdiction.

After the completion of the mediation described above, a party may file a lawsuit to redress the dispute at issue in the mediation, as follows:

Choice of Law. This Letter of Engagement shall be interpreted, construed and enforced in accordance with the laws of the State of California (without giving effect to its conflicts of law principles).

Venue and Jurisdiction. In any action initiated to enforce the terms of this Letter of Engagement, exclusive jurisdiction and venue shall be the federal district court in and for the Northern District of California or the Superior Court of Santa Clara County, California. The Parties waive all defenses of lack of personal jurisdiction and forum nonconveniens.

13.Effective Date. This Letter of Engagement is effective as of June 1, 2021 (“Effective Date”).

14.Entire Agreement/Modification. This Letter of Engagement constitutes the entire agreement between the parties regarding Firm’s provision of the Services. This Letter of Engagement cannot be modified or amended except by a subsequent written agreement signed by both of the parties.

We sincerely look forward to working with your Firm. Please feel free to contact me with any questions. If the foregoing accurately reflects our mutual understanding of this arrangement, please sign and return a copy of this Letter of Engagement to me.

Very truly yours,

CISCO SYSTEMS INC.

/s/ Chuck Robbins
Chuck Robbins
Chief Executive Officer

06/07/2021
Date

ACKNOWLEDGED AND AGREED:

Whistler Strategies, LLC

/s/ Mark Chandler
Mark Chandler

06/08/2021
Date

Attachment 1

Cisco System, Inc. Outside Legal Counsel Billing Guidelines